EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Frederick N. Cooper (215) 938-8312

May 17, 2010
fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS’ BOARD OF DIRECTORS ELECTS DOUGLAS YEARLEY CEO

ROBERT TOLL TO REMAIN AS EXECUTIVE CHAIRMAN

Horsham, PA, May 17, 2010 —- Toll Brothers, Inc. (NYSE: TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced that its Board of Directors has elected Douglas C. Yearley, Jr., currently the Company’s Executive Vice President and a 20-year Toll Brothers veteran, as its new Chief Executive Officer, effective June 16, 2010. Robert I. Toll, who has been Toll Brothers’ Chairman and Chief Executive Officer since its founding in 1967, will remain active as Executive Chairman of the Board. Mr. Yearley, 50, was also elected to the Toll Brothers Board of Directors, effective June 16, 2010.

Toll Brothers’ Board of Directors issued the following statement: “The Board has had extensive interactions with Doug over many years and we are fortunate to have such an experienced and talented home-grown leader to assume the CEO role. We are confident that Doug’s ongoing partnership with Bob Toll will ensure the continued record of excellence the Company has established over the past 43 years.”

Robert Toll, 69, who co-founded Toll Brothers with his brother Bruce, will maintain an active role in the strategic management of the Company. Mr. Toll stated: “Doug is an outstanding leader. His management skills are extraordinary and the breadth of experience he has gained in his two decades at Toll Brothers has prepared him well for the CEO position. Doug has honed his skills in both weak and strong markets. He has run numerous home building and support divisions, spearheaded the firm’s geographic expansion and entry into the urban high-rise market, and overseen major land and builder acquisitions, distressed asset purchases and numerous other corporate and home building functions. He is well-known to the investment community. With Doug at the helm and with our seasoned team of senior executives, whose average tenure here is well over two decades, the Company’s future is in excellent hands.”

Mr. Yearley stated, “I am pleased that Bob and the Board have shown such confidence in my ability to serve our Company as Chief Executive Officer. As our industry recovers from this unprecedented five-year housing recession, Toll Brothers is well-positioned for the challenges ahead. I am eager to lead our outstanding team as we prepare for the growth opportunities that lie before us.”

Doug Yearley joined Toll Brothers in 1990, initially specializing in land acquisitions from financial institutions and the Resolution Trust Corporation. Since then, in addition to his extensive operational home building experience and his significant role in the substantial growth of the Company, he has also overseen the firm’s marketing and brand development group. Mr. Yearley earned a B.S. from Cornell University in Applied Economics & Business Management in 1982 and a J.D. from Rutgers Law School in 1986.

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Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas and Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was recently honored to receive the #1 ranking in Fortune Magazine’s 2010 World’s Most Admired Companies Survey among home building companies. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

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